Company Contact:
Stephen A. Heit
Chief Financial Officer
800 524-2720
FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES THE SALE OF ITS MEGA-T WEIGHT LOSS BRAND

East Rutherford, NJ, August 28, 2014: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today that it has sold its weight loss business, marketed under the Mega-T brand, to a group formed by Casla Partners Capital Fund I, LP.

Under the terms of the sale, the purchaser received all inventory, trademarks and other intellectual property rights related to the brand in exchange for assuming pre-closing liabilities for returns, markdowns and co-operative advertising deductions by the retailers up to a cap of $2,250,000. The Company does not believe that these pre-closing liabilities will exceed the $2,250,000 cap.

Richard Kornhauser, Chief Executive Officer and President of CCA commented, "The sale of the Mega-T brand represents an important step in strengthening our Company's future performance by enabling us to focus resources behind our five core brands: Bikini Zone, Nutra Nail Treatments, Plus White, Scar Zone, and Sudden Change. This transaction also relieves the Company of a significant financial liability and allows the Company to better support its brand advertising program to deliver new sales and profits.“ Mr. Kornhauser added, "We believe that Mega-T is in the hands of capable and experienced weight loss category managers and we wish them the very best in their future endeavors."

"Casla is excited to add the Mega-T brand to its growing portfolio of investments, an acquisition that builds on the firm's demonstrated core competency of acquiring, integrating, and growing high equity businesses," said Jared Rochwerg, a partner of Casla. "Mega-T possesses strong brand equity and consumer awareness, while the efficacy of its products contribute to a healthy and active lifestyle. With the firm's proven operational and marketing expertise in the space, Casla is the optimal partner to support Mega-T in realizing its growth potential," added Mr. Rochwerg.

About CCA Industries, Inc.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Solar Sense” sun protection products, and “Pain Bust RII” an analgesic product.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding expectations with respect to liabilities for returns, markdowns and co-operative advertising deductions by the retailers, are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved, and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act and otherwise under applicable law.